U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

PLATEK                              JAMES                  E.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

335 GARDEN STREET, APT. 4
--------------------------------------------------------------------------------
                                    (Street)

HOBOKEN                               NJ                 07030
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

NOXSO CORPORATION (NXSO)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

03/2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

Former officer and director
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                            5.
                                                                                            Amount of      6.
                                                            4.                              Securities     Owner-
                       2.         2A.                       Securities Acquired (A) or      Beneficially   ship
                       Trans-     Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                       action     Execution    Transaction  (Instr. 3, 4 and 5)             at end of      Direct    Nature of
                       Date       Date, if any Code         ------------------------------- Issuer's       (D) or    Indirect
1.                     (Month/    (Month/      (Instr. 8)                  (A)              Fiscal Year    Indirect  Beneficial
Title of Security      Day/       Day/         ------------  Amount         or      Price   (Instr. 3      (I)       Ownership
(Instr. 3)             Year)      Year)        Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

NONE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                                                                        5.                                       7.
                                                                        Number of                                Title and Amount
                                                                        Derivative      6.                       of Underlying
                                                             4.         Securities      Date                     Securities
                    2.                          3A.          Trans-     Acquired (A)    Exercisable and          (Instr. 3 and 4)
                    Conver-                     Deemed       action     or Disposed     Expiration Date          ----------------
1.                  sion or       3.            Execution    Code       of(D)           (Month/Day/Year)                   Amount
Title of            Exercise      Trans-        Date,        Instr.     (Instr. 3,      ---------------------              or
Derivative          Price of      action Date   if any       8)         4 and 5)        Date        Expira-                Number
Security            Derivative    (Month        (Month/      ------     ------------    Exer-       tion                   of
(Instr. 3)          Security      Day/Year)     Day/Year)                (A)   (D)      cisable     Date         Title     Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
NONE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

[TABLE CONTINUED BELOW]

[CONTINUATION OF TABLE FROM ABOVE]

                 9.               10.
                 Number of        Ownership
                 Derivative       of
                 Securities       Derivative
                 Beneficially     Security:         11.
8.               Owned            Direct            Nature
Price of         at End           (D) or            of Indirect
Derivative       of               Indirect          Beneficial
Security         Year             (I)               Ownership
(Instr.5)        (Instr. 4)       (Instr. 4)        (Instr. 4)
--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

Explanation of Responses:



/s/ JAMES E. PLATEK                                         April 23, 2003
---------------------------------------------            -----------------------
          James E. Platek                                        Date
      **Signature of Reporting Person



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


                                                                     Page 2